UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

SCHEDULE 14A

_________________________________

Proxy Statement Pursuant to Section 14(a) (Rule 14a-101) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Envoy Medical, Inc.
(Name of Registrant as Specified in its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Envoy Medical, INC.
4875 White Bear Parkway
White Bear Lake, MN 55110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON November 14, 2024

TO THE STOCKHOLDERS OF Envoy Medical, INC.:

Please Take Notice that Envoy Medical, Inc. (“Envoy Medical” or the “Company”) will hold its 2024 Annual Meeting of Stockholders at Delta Hotels Minneapolis Northeast, 1330 Industrial Blvd NE, Minneapolis, Minnesota, on November 14, 2024 at 3:00 p.m. local time. Envoy Medical is holding this meeting for the purpose of considering and taking appropriate action with respect to the following:

1.      To elect two Class I director nominees named in the Proxy Statement to the Envoy Medical Board of Directors, to serve until the earlier of the 2027 annual meeting of stockholders, the election of such director’s successor, or such director’s death, resignation or removal;

2.      To ratify the appointment of Grant Thornton LLP as Envoy Medical’s independent registered public accounting firm for the year ending December 31, 2024;

3.      To approve, on an advisory basis, the Company’s named executive officer (NEO) compensation;

4.      To recommend, on an advisory basis, the frequency of votes on named executive officer compensation; and

5.      To transact any other business as may properly come before the meeting or any adjournments thereof, including matters incident to the conduct of the meeting.

Holders of record of Envoy Medical Class A Common Stock at the close of business on September 18, 2024 will be entitled to vote at the meeting or any adjournments thereof. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report on Form 10-K for the year ended December 31, 2023 also accompanies this Notice.

By Order of the Board of Directors,
/s/ Chuck R. Brynelsen
Date: October 4, 2024	Chairman of the Board of Directors

Your vote is important. To vote your shares, please vote by telephone or Internet, as directed in the Proxy Statement, or if you received a proxy card or voting instruction form by mail, please complete, sign, date and mail the proxy card or voting instruction form promptly in the envelope provided. The prompt return of proxies will save Envoy Medical the expense of further requests for proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 14, 2024:

This Notice, the Proxy Statement, and the Annual Report on Form 10-K are available at www.proxyvote.com and on the Investor Relations section of Envoy Medical’s website at ir.envoymedical.com.

Envoy Medical, INC.
4875 White Bear Parkway
White Bear Lake, MN 55110

PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON November 14, 2024

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Envoy Medical, Inc., a Delaware corporation (“Envoy Medical,” the “Company,” “we,” “our” or “us”), for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Delta Hotels Minneapolis Northeast, 1330 Industrial Blvd NE, Minneapolis, Minnesota, at 3:00 p.m. local time on November 14, 2024.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are:

1.      To elect two Class I director nominees named in the Proxy Statement to the Envoy Medical Board of Directors, to serve until the earlier of the 2027 annual meeting of stockholders, the election of such director’s successor, or such director’s death, resignation or removal;

2.      To ratify the appointment of Grant Thornton LLP as Envoy Medical’s independent registered public accounting firm for the year ending December 31, 2024;

3.      To approve, on an advisory basis, the Company’s named executive officer (NEO) compensation;

4.      To recommend, on an advisory basis, the frequency of votes on named executive officer compensation; and

5.      To transact any other business as may properly come before the meeting or any adjournments thereof, including matters incident to the conduct of the meeting.

Action may be taken on any one of the foregoing proposals on the date specified above for the Annual Meeting, or on any date or dates to which the Annual Meeting may be adjourned.

Notice and Access Delivery

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares are held in the name of a broker, bank, or other nominee (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about October 4, 2024 to our beneficial owners and stockholders of record who owned our Class A Common Stock at the close of business on September 18, 2024. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

You can choose to receive our future proxy materials electronically by visiting www.proxyvote.com. Your choice to receive proxy materials electronically will remain in effect until you instruct us otherwise by following the instructions contained in your Notice and visiting www.proxyvote.com, sending an email to sendmaterial@proxyvote.com, or calling 1-800-579-1639.

Solicitation

This solicitation is made by Envoy Medical, and Envoy Medical will pay the cost of soliciting proxies for the Annual Meeting. In addition to soliciting proxies by mail, we may solicit proxies personally or by telephone, email, facsimile or other means of communication by our directors, officers and employees. These persons will not specifically be compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. We will not specifically engage any employees or paid solicitors for the purpose of soliciting proxies for the Annual Meeting. We will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by these persons. We will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.

Record Date and Shares Outstanding

Only holders of record of our Class A Common Stock at the close of business on September 18, 2024 will be entitled to vote at the Annual Meeting or any adjournments thereof. As of September 18, 2024, there were 19,618,492 shares of our Class A Common Stock outstanding and entitled to vote. Each share of Class A Common Stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting.

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card (if you received paper copies of the proxy materials), vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•        To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•        If you received paper copies of the proxy materials, to vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•        To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. Please have available the 16-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on November 13, 2024, to be counted.

•        To vote over the Internet, go to www.proxyvote.com to complete an electronic proxy card. Please have available the 16-Digit Control Number from the enclosed proxy card, if you received one, or from your Notice. Your vote must be received by 11:59 p.m., Eastern Time (10:59 p.m., Central Time) on November 13, 2024, to be counted.

We are providing Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you may have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker. Alternatively, you may vote by telephone or over the Internet as instructed by your broker. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker. Follow the instructions from your broker included with these proxy materials or contact your broker to request a proxy form.

Quorum

A quorum, consisting of a majority of the outstanding shares of our Class A Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before any action can be taken by the stockholders at the Annual Meeting. Abstentions and withheld votes are counted as present and entitled to vote for purposes of determining a quorum.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, such shares may be voted by the broker on “routine” matters, which includes ratification of the appointment of our independent registered public accounting firm (Proposal 2). All other proposals in this Proxy Statement are considered “non-routine.” Your broker will not be able to vote your shares on non-routine matters being considered at the

Annual Meeting unless you have given instructions to your broker prior to the Annual Meeting on how to vote your shares. When the broker does not obtain direction to vote the shares, the broker’s abstention is referred to as a “broker non-vote.” Broker non-votes will be considered present for quorum purposes at the Annual Meeting.

So long as a quorum is present at the beginning of the Annual Meeting, the stockholders present may continue to transact business until adjournment, even if enough stockholders have left the Annual Meeting to leave less than a quorum, and even if any stockholder present in person or by proxy refuses to vote or participate in the Annual Meeting. If the Annual Meeting is adjourned for any reason, the approval of the proposals may be considered and voted upon by stockholders at the subsequent reconvened meeting. All proxies will be voted in the same manner as they would have been voted at the original Annual Meeting except for any proxies that have been properly withdrawn or revoked.

Board Recommendation and Voting of Proxies

The Board recommends a vote:

•        FOR the election of each of the two Class I director nominees (Proposal 1).

•        FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024 (Proposal 2).

•        FOR the approval, on an advisory basis, of named executive officer compensation (Proposal 3).

•        FOR the approval of the one-year recommendation, on an advisory basis, for the frequency of votes on named executive officer compensation (Proposal 4).

If you complete and submit your proxy before the Annual Meeting, the persons named as proxy agents will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy agents will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Vote Required

For the election of directors, you have the option to vote “For” or “Withhold” authority to vote for any of the director nominees. Assuming a quorum is present, a plurality of the votes cast is required for the election of directors. This means that the two Class I director nominees with the most votes will be elected. If you “Withhold” authority to vote on any or all nominees, your vote will have no effect on the outcome of the election. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will not have discretionary authority with respect to the proposal to elect directors and will therefore provide a “broker non-vote.” Since broker non-votes are not deemed votes cast, they will have no effect on the outcome of the election.

For the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, you have the option to vote “For,” “Against” or “Abstain” from voting. Assuming a quorum is present, the affirmative vote of a majority of the shares of Class A Common Stock of Envoy Medical represented at the Annual Meeting, either in person or by proxy, and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. If you “Abstain” from voting with respect to this proposal, your shares will be counted as present and entitled to vote and your vote will have the same effect as a vote against the proposal. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will have discretionary authority to vote your shares with respect to this proposal.

For the approval, on an advisory basis, of the compensation of our named executive officers, you have the option to vote “For,” “Against” or “Abstain” from voting. Assuming a quorum is present, the affirmative vote of a majority of the shares of Class A Common Stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote is required to approve the compensation of our named executive officers. If you mark “Abstain” from voting with respect to this proposal, your shares will be counted as present and entitled to vote and your vote will have the same effect as a vote against the proposal. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will not have discretionary authority to vote your shares with respect to this proposal and will therefore provide a “broker non-vote.” Since broker non-votes are not deemed present and entitled to vote on this proposal, they will have no effect on the outcome of the proposal. The vote on approval of the compensation of our named executive officers is an advisory vote, which means that the result of the vote is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Board and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

For the recommendation, on an advisory basis, of the frequency of votes on named executive officer compensation, you have the option to vote for “One”, “Two”, “Three” years or “Abstain” from voting. Assuming a quorum is present, the alternative for the frequency of votes on named executive officer compensation receiving the greatest number of votes from the shares of our Class A Common Stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote relative to the votes cast for the other alternatives will be deemed the alternative recommended by the stockholders. If you mark “Abstain” from voting with respect to this proposal, your vote will have no effect on the outcome of this proposal. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will not have discretionary authority to vote your shares with respect to this proposal and will therefore provide a “broker non-vote.” Since broker non-votes are not deemed present and entitled to vote on this proposal, they will have no effect on the outcome of the proposal. The vote on approval of the frequency of votes on our named executive officer compensation is an advisory vote, which means that the result of the vote is not binding on the Company, our Board or the Compensation Committee.

Revocability of Proxies

Any person giving a proxy for the Annual Meeting has the power to revoke it at any time before it is voted. If you are a record holder of your shares, you may revoke your proxy in any one of the following ways: (1) sending a written notice of revocation dated after the date of the proxy to our Corporate Secretary, Envoy Medical, Inc., 4875 White Bear Parkway, White Bear Lake, MN 55110; (2) submitting a properly signed proxy with a later date; (3) submitting a new vote by telephone or Internet; or (4) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you must contact them in order to find out how to revoke your proxy.

Householding

The SEC has adopted rules that permit companies and brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more stockholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Company proxy materials. This means that only one copy of the proxy materials may have been sent to multiple stockholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report from the other stockholder(s) sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to our Chief Financial Officer, Envoy Medical, Inc., 4875 White Bear Parkway, White Bear Lake, MN 55110, or (iii) contact us at (877) 900-3277. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact us at the above address or phone number.

Other Business

Our Board currently has no knowledge of any matters to be presented at the Annual Meeting other than those referred to in this Proxy Statement. The solicited proxies give discretionary authority to the proxy agents named therein to vote in accordance with the recommendation of the Board if any other matters are presented.

September 2023 Business Combination

On September 29, 2023, Envoy Medical consummated a business combination contemplated by the Business Combination Agreement, dated as of April 17, 2023 (as amended by Amendment No. 1, dated May 12, 2023, and Amendment No. 2 to Agreement and Plan of Merger, dated August 31, 2023, the “Business Combination Agreement”), by and among Anzu Special Acquisition Corp I (“Anzu”), Envoy Medical Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Anzu (“Merger Sub”), and Envoy Medical Corporation (“Legacy Envoy Medical”). Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Envoy Medical, with Legacy Envoy Medical as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Anzu, which changed its name to Envoy Medical, Inc. as part of such merger (the “Business Combination”).

The Business Combination constituted a change of control of Anzu (now Envoy Medical), with the historical owners of Legacy Envoy Medical acquiring control of Anzu at the closing of the Business Combination. Specifically, Glen Taylor, who is a member of our Board, may be deemed to control Envoy Medical as a result of his holding, directly and through entities he controls, approximately 52.5% of of our outstanding shares of Class A Common Stock as of September 15, 2024. The compensation paid for the shares of our Class A Common Stock acquired by the owners of Legacy Envoy Medical in the Business Combination was the exchange of their shares of common stock of Legacy Envoy Medical. Please see our Current Report on Form 8-K filed with the SEC on October 5, 2023 for additional information regarding the Business Combination.

Unless the context indicates otherwise, references in this Proxy Statement to the “Company,” “Envoy Medical,” “we,” “us,” “our” and similar terms refer to Envoy Medical, Inc., a Delaware corporation formerly known as Anzu Special Acquisition Corp I, and its consolidated subsidiaries. “Legacy Envoy Medical” refers to Envoy Medical Corporation, the private Minnesota corporation that is now our wholly owned subsidiary. References to “Anzu” refer to Anzu Special Acquisition Corp I, our predecessor company prior to the consummation of the Business Combination.

FINANCIAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC, including, but not limited to, the balance sheets and the related statements of operations, changes in stockholders’ equity and cash flows for Envoy Medical as of and for the years ended December 31, 2023 and 2022 accompanies these materials. A copy of the 2023 Annual Report on Form 10-K may be obtained without charge upon request to our Chief Financial Officer, Envoy Medical, Inc., 4875 White Bear Parkway, White Bear Lake, MN 55110. Our 2023 Annual Report on Form 10-K is also available on our website at ir.envoymedical.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board, which consists of seven members. Mr. Brynelsen serves as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to the Company’s management. The Board meets on a regular quarterly basis and on an ad hoc basis as required.

In accordance with the terms of our Charter and Bylaws, the Board is divided into three classes with staggered three-year terms, as follows:

•        The Class I directors are Michael Crowe and Mona Patel, and their term expires at the annual meeting of stockholders to be held in 2024 (or at the annual meeting of stockholders to be held in 2027 if they are elected at the current annual meeting);

•        The Class II directors are Janis Smith-Gomez and Chuck R. Brynelsen, and their term will expire at the annual meeting of stockholders to be held in 2025; and

•        The Class III directors are Glen A. Taylor, Brent T. Lucas and Susan J. Kantor, and their term will expire at the annual meeting of stockholders to be held in 2026.

Ms. Patel will be standing for reelection at the Annual Meeting following her election at the Special Meeting held to approve, among other matters, the Business Combination in September 2023. Mr. Crowe was appointed in June 2024 to fill a vacancy on the Board and has not previously stood for election. He was identified by the Nominating and Corporate Governance Committee through industry connections to another director.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The authorized number of directors that shall constitute the Board will be determined exclusively by the Board. Any increase or decrease in the number of directors will be apportioned among the three classes so that, as nearly equal as practicable, each class will consist of one-third of the directors. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director. Our directors may be removed, at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of voting stock of the Company then entitled to vote at an election of directors.

Subject to applicable law and the Charter and subject to the rights of the holders of any series of preferred stock, any vacancy on the Board shall be filled only by the Board and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Name of Nominee	Age	Class	Position Held with Envoy Medical, Inc.	Director Since
Michael Crowe	60	Class I	Director	2024
Mona Patel	56	Class I	Director	2023
Janis Smith-Gomez	57	Class II	Director	2023
Chuck R. Brynelsen	68	Class II	Director; Chairman of the Board	2023
Brent T. Lucas	42	Class III	Director; Chief Executive Officer	2023
Susan J. Kantor	68	Class III	Director	2021
Glen A. Taylor	83	Class III	Director; Chairman Emeritus	2023

The Board has determined that each of Michael Crowe, Mona Patel, Janis Smith-Gomez, Chuck R. Brynelsen, and Susan J. Kantor qualifies as an independent director under the rules of the Nasdaq Stock Market (the “Nasdaq Listing Rules”). Accordingly, the Board is and will be composed of a majority of independent directors.

Set forth below with respect to each director (including the current Class I nominees) is such director’s principal occupation and business experience during at least the past five years, the names of other publicly-held companies for which such nominee serves or has served as a director during such period, and the experience, qualifications, attributes or skills that has led the Board to conclude that each nominee should serve as a director of the Company.

Class I Director Nominees

Michael Crowe.    Michael Crowe has decades of experience in the medical device industry with a focus on operations. Since March 2023, Mr. Crowe has served as Senior Vice President Operations for Bioventus LLC. Previously, he served as Vice President Operations for Abbott Vascular from January 2015 to March 2023. Mr. Crowe earlier served in similar roles for Caris Life Sciences, Covidien Devices, Johnson & Johnson, Iomega Corporation, and SKF USA, Inc. Mr. Crowe earned a bachelor’s degree in engineering from the University of Louisville and an MBA from Duke University.

The Boad believes Mr. Crowe is qualified to serve a member of the Board due to his wide-ranging experience in the management and operations of multinational public companies in the medical device industry, including significant experience overseeing distribution, supply chain and sourcing, facilities, engineering, customer service, reimbursement services, and product launch, which the Board believes will be vital to the Company’s next stages of development.

Mona Patel.    Mona Patel has served as a member of our Board since the closing of the Business Combination. Ms. Patel has over 30 years of experience with medical devices in marketing, market development, clinical education and mergers and acquisitions. Currently, Ms. Patel works as a strategic advisor for med-tech start-ups, through which she helps companies raise funding, understand market opportunities, and develop go-to-market plans. Previously, she was the Vice President of Marketing and Clinical Education at Boston Scientific in their neuromodulation division, where she helped build the start-up into a market leader with approximately $1 billion in sales. While at Boston Scientific, she introduced the first rechargeable spinal cord stimulator into the market, helped convert the market from non-rechargeable to rechargeable stimulators, and launched the first rechargeable deep brain stimulator for Parkinson’s disease. Prior to joining Boston Scientific, Ms. Patel worked in various positions at Guidant in marketing and business development, through which she acquired and licensed a portfolio of technologies that became the Guidant Cardiac and Vascular surgery division, including the acquisition of two med-tech start-ups. As a marketing leader, she drove the adoption of a new procedure, endoscopic vessel harvesting, to become the gold standard for cardiac surgery. She began her career as an engineer for Abbott Labs. Ms. Patel earned a BSE in Mechanical Engineering from the University of Michigan and an M.B.A. from the University of Pennsylvania, Wharton School of Business.

The Board believes Ms. Patel is qualified to serve on the Board due to her extensive background in the medical devices field and expertise in marketing and business development.

Class II and Class III Directors

Janis Smith-Gomez.    Janis Smith-Gomez has served as a member of our Board since the closing of the Business Combination. Ms. Smith-Gomez has more than 30 years of experience in marketing and innovation, positioning global brands for growth and competitive advantage, contributing to her strong business acumen and stakeholder insights focus. From 2006 to 2022, Ms. Smith-Gomez held a variety of leadership positions at Johnson & Johnson across medical devices and consumer health, where she focused on building brands, launch excellence and innovative marketing strategies for revenue and market share growth. In her most recent role at Johnson & Johnson as the Vice President of Global Brand Experience, she led the brand identity efforts to evolve the $27 billion medical devices business into a leading patient-centered, customer-focused, digitally powered med-tech innovator. As the Vice President of U.S. Marketing for Ethicon LLC, a subsidiary of Johnson & Johnson, from 2014 — 2018, Ms. Smith-Gomez returned the business to growth and strengthened customer engagement. Prior to working at Johnson & Johnson, Ms. Smith-Gomez held the roles of Vice President of Marketing at Mars, Incorporated, Senior Director at Kraft Foods, and Director of Marketing at PepsiCo, Inc. Ms. Smith-Gomez started her career in consulting with Booz, Allen & Hamilton and completed a summer internship with Procter & Gamble. Ms. Smith-Gomez is currently a member of the board of trustees of several non-profit organizations, including the New York Academy of Medicine, Black Public Media, and the Vanderbilt University Parents and Family Association. She also previously served as a trustee for Kent Place School and Citymeals on Wheels. Ms. Smith-Gomez received her bachelor’s degree in Professional Option: Business and her M.B.A. from the University of Chicago.

The Board believes Ms. Smith-Gomez is qualified to serve on the board due to her extensive experience in the medical devices industry, her strategic planning expertise and her successful career as a senior executive, commercial leader and marketing strategist driving brand relevance and sustainable financial and operational performance.

Chuck R. Brynelsen.    Chuck R. Brynelsen has served as the Chairman of our Board since the closing of the Business Combination. Mr. Brynelsen has extensive experience in the medical device industry, including most recently serving as Senior Vice President and President of Abbott Vascular from 2017 to 2021. Since 2015 he has also been a Venture Partner of SpringRock Ventures, an investment firm that focuses on digital health, devices, services, oral health, SAAS, consumerization/ecommerce of healthcare, IT, wellness, HIPAA and other innovative companies improving general health. Mr. Brynelsen has also served on private companies’ boards of directors, including Alebra Technologies since 2010 and Neuspera Medical from 2022 to 2023. Mr. Brynelsen previously served as Senior Vice President and President of Medtronic Early Technologies from 2015 to 2016, as the Global President of Covidien Early Technologies from 2013 to 2015, and as the Chief Executive Officer of IntraPace from 2005 to 2012. Earlier in his career, Mr. Brynelsen held various commercial, corporate, international, and general management leadership roles across Medtronic from 1981 to 2005.

The Board believes Mr. Brynelsen is qualified to serve as a member of the Board due to his extensive experience in the management of a multinational public company in the medical device industry, including significant product development, clinical/regulatory, manufacturing, business development and strategic planning experience. He also provides valuable insights into operating in highly regulated global healthcare markets.

Brent T. Lucas.    Brent T. Lucas has served as our Chief Executive Officer and a member of the Board since the closing of the Business Combination in September 2023. At the time of the Business Combination Mr. Lucas was the Chief Executive Officer (since 2015) and Board member of Envoy Medical Corporation (since 2016). Mr. Lucas brings over 15 years of experience in active implantables in the hearing health industry. He has served in various roles with Envoy Medical Corporation and gained a tremendous amount of specialized experience. He has served in various roles with Envoy Medical Corporation and gained a tremendous amount of specialized experience, working his way up from an intern to CEO. Mr. Lucas received his bachelor’s degree from the University of St. Thomas and Juris Doctor degree from the Mitchell Hamline School of Law.

The Board believes Mr. Lucas is qualified to serve as a member of the Board given his specialized experience and knowledge in the hearing and medical device industries as Legacy Envoy Medical’s Chief Executive Officer.

Susan J. Kantor.    Susan J. Kantor has served as a member of our Board since March 2021. Ms. Kantor has experience leading international finance, tax, treasury, risk, compliance and technology enablement for global services organizations. She was an Advisory Partner for PwC from 2011 to 2016, a Partner and CFO & Treasurer of PRTM Management Consultants from 1997 to 2011, and was previously a CFO/senior financial executive at corporate strategy and operations consulting firms Monitor Group and BCG, as well as Parexel International, a clinical research organization. She began her career in the audit practices at EY and PWC, where she provided audit services for over 12 years to privately held and publicly held companies across the industrial, life sciences and retail and consumer sectors. During her time at PRTM, she completed several successful M&A transactions in the U.S. and abroad, including the sale PRTM’s global business to PwC in 2011. Ms. Kantor is currently on the board of Teknor Apex Company, a privately-held material science company and on the board and as Audit Committee Chair of Guest Services Inc., a privately held hospitality company. She received her bachelor’s degree from Grove City College in Accounting and Business Administration and her CPA in Massachusetts.

The Board believes Ms. Kantor is qualified to serve on the Board due to her extensive background and expertise in global financial and tax matters. Ms. Kantor qualifies as a “financial expert” and has served as the Chair of the Audit Committee since March 2021.

Glen A. Taylor.    Glen A. Taylor has served as a member of our Board and Chairman Emeritus since the closing of the Business Combination. Mr. Taylor is the founder and chairman of Taylor Corporation, a global printing and communications company and one of the nation’s largest privately held companies. Among other investments, Mr. Taylor is owner of the Minnesota Star-Tribune, limited partner of Minnesota United FC and owner and chairman of Taylor Sports Group, Inc., the general partner of Minnesota Timberwolves Basketball Limited Partnership, which, in turn, owns the Timberwolves, Lynx, Iowa Wolves and T-Wolves Gaming. In addition, Mr. Taylor is a member (and former chair) of the Board of Governors of the National Basketball Association. Mr. Taylor served in the Minnesota State Senate from 1980 to 1990 and as Minority Leader from 1985 to 1988. Further, Mr. Taylor served as president of the YMCA, director of the Mankato Chamber of Commerce, director of the Greater Minnesota Corporation and the Minnesota Business Partnership, and served on the Minnesota State University Foundation Board of Directors.

Additionally, Mr. Taylor attended Harvard Graduate School of Business and earned his Bachelor of Science at Minnesota State University in Mankato. He has an honorary doctorate from Minnesota State University, received the Distinguished Alumni Award from Mankato State University, and is a Laureate of the Minnesota Business Hall of Fame.

The Board believes Mr. Taylor is qualified to serve on the Board due to his extensive background and expertise in developing, operating and leading successful businesses across a variety of industries.

Vote Required

Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of each Class I director.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE
STOCKHOLDERS VOTE FOR THE CLASS I DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2024.

Notwithstanding the appointment of Grant Thornton, and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our Audit Committee is submitting the appointment of Grant Thornton to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Envoy Medical has been advised that one or more representatives of Grant Thornton will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of Grant Thornton, the Audit Committee may reconsider the appointment.

Change in Auditor

Dismissal of WithumSmith+Brown, PC

On October 20, 2023, the Board dismissed WithumSmith+ Brown, PC (“Withum”), which served as Anzu’s independent registered public accounting firm prior to the Business Combination.

Withum’s reports on Anzu’s financial statements as of and for the fiscal years ended December 31, 2022 and 2021 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that each of Withum’s reports on the Anzu’s financial statements as of and for the fiscal years ended December 31, 2022 and 2021 contained an explanatory paragraph indicating that there was substantial doubt about Anzu’s ability to continue as a going concern. In addition, during the fiscal years ended December 31, 2022 and 2021, as well as during the subsequent interim period preceding the Dismissal Date, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between Anzu and Withum with respect to any matter relating to accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Withum, would have caused Withum to make reference to the subject matter of the disagreement in its reports on Anzu’s financial statements with respect to such periods.

During the fiscal years ended December 31, 2022 and 2021, as well as during the subsequent interim period preceding the Dismissal Date, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions), except for material weaknesses as disclosed under (i) “Item 9A. Controls and Procedures” of each of Anzu’s (A) Annual Report on Form 10-K for the year ended December 31, 2022 and (B) Annual Report on Form 10-K for the year ended December 31, 2021 and (ii) “Item 4. Controls and Procedures” of each of the Company’s (A) Quarterly Report on Form 10-Q for the period ended June 30, 2023, (B) Quarterly Report on Form 10-Q for the period ended March 31, 2023, (C) Quarterly Report on Form 10-Q for the period ended June 30, 2022, (D) Quarterly Report on Form 10-Q for the period ended March 31, 2022, (E) Quarterly Report on Form 10-Q for the period ended September 30, 2021, (F) Quarterly Report on Form 10-Q for the period ended June 30, 2021 and (G) Quarterly Report on Form 10-Q for the period ended March 31, 2021.

The Company previously provided Withum with a copy of the disclosures regarding the dismissal reproduced in this Proxy Statement and requested and received a letter from Withum addressed to the SEC dated October 24, 2023, which was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on October 24, 2023, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

Appointment of Grant Thornton LLP

Effective October 20, 2023, the Board approved the engagement of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Grant Thornton LLP served as the independent registered public accounting firm for Legacy Envoy Medical prior to the Business Combination.

Grant Thornton, an independent registered public accounting firm, has audited the Company’s financial statements for the years ended December 31, 2023 and 2022. The Audit Committee appointed Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2024 and has also reviewed and approved the scope and nature of the services to be performed for Envoy Medical by Grant Thornton. The engagement agreement entered into with Grant Thornton for 2024 is subject to mediation and arbitration procedures as the sole method for resolving disputes.

Ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm is not required to be submitted to our stockholders for a vote. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board is submitting this matter to the stockholders for ratification as a matter of good corporate governance.

If the appointment of Grant Thornton is not ratified by the stockholders at the Annual Meeting, the Audit Committee may reconsider whether to retain Grant Thornton, and may retain Grant Thornton or another firm without resubmitting the matter to the Company’s stockholders. Even if the stockholders vote in favor of ratification of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

Representatives of Grant Thornton regularly attend meetings of the Audit Committee. The Audit Committee pre-approves and reviews audit and non-audit services performed by Grant Thornton, as well as the fees charged by Grant Thornton for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on Grant Thornton’s independence. To avoid potential conflicts of interest, publicly traded companies are prohibited from obtaining certain non-audit services, such as bookkeeping or actuarial services, from its independent registered public accounting firm. In 2023 and 2022, we did not obtain any of these prohibited services from Grant Thornton. For additional information concerning the Audit Committee and its relationship with Grant Thornton, see “Corporate Governance” and “Audit Committee Report” below.

Audit and Non-Audit Fees Billed to the Company by Independent Registered Public Accounting Firm

The following table summarizes the fees we were billed for audit and non-audit services rendered by Grant Thornton for 2023 and 2022.

	For the Years Ended
	December 31, 2023	December 31, 2022
Audit Fees(1)	$1,048,603	$100,360
Audit-Related Fees	$—	$—
Tax Fees(2)	$—	$8,520
All Other Fees	$—	$—
Total	$1,048,603	$108,940

____________

(1)      Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and the reviews of our quarterly reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings, including in connection with review of registration statements and consents. Audit fees associated with the year ended December 31, 2023 include the audit fees for the years ended December 31 2021, 2022 and 2023 and related interim financial statements for inclusion in registration statements and periodic interim filings after the Closing of the Business Combination.

(2)      All tax fees were pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, the Audit Committee must review the terms of the proposed engagement and pre-approve the engagement. The Audit Committee may delegate authority to one or more of the members of the Audit Committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full Audit Committee at its next scheduled meeting. Audit Committee pre-approval of non-audit services (other than review and attest services) is not required if those services fall within available exceptions established by the SEC.

The Audit Committee pre-approved all audit, audit-related, tax and other services provided by Grant Thornton LLP and WithumSmith+Brown, PC for 2023 and 2022 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.

Pre-Approval Policy

The charter of the Audit Committee requires the pre-approval of all non-audit services before any such non-audit services are performed for the Company. The charter of the Audit Committee is posted on the Company’s website at ir.envoymedical.com/governance.

Vote Required

Assuming a quorum is present, the affirmative vote of a majority of the shares of Class A Common Stock of Envoy Medical represented at the Annual Meeting, either in person or by proxy, and entitled to vote is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require companies to provide their stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of their named executive officers.

We seek to align the interests of our named executive officers with the interests of our stockholders. We have designed our compensation program to reward our named executive officers for their individual performance and contributions to our overall business objectives. The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the summary compensation table and the other related tables and disclosure.”

While the Board and especially the Compensation Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company or the Board and is advisory in nature. To the extent there is any significant vote against the compensation of our named executive officers, the Board and the Compensation Committee will evaluate what actions may be necessary to address our stockholders’ concerns.

Vote Required

Assuming a quorum is present, the affirmative vote of a majority of the shares of Class A Common Stock of Envoy Medical represented at the Annual Meeting, either in person or by proxy, and entitled to vote is required to approve the compensation of our named executive officers. This vote is advisory and is not binding on the Company, the Board or the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
RECOMMENDATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF VOTES
ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act also provide that companies must provide their stockholders the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules.

By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The Board recommends advisory votes on the compensation of the Company’s named executive officers every year. The Board believes that annual votes will provide the clearest and most useful feedback from stockholders to the Company and the Compensation Committee and will confirm the Company’s commitment to frequent and transparent communications with its stockholders.

Assuming a quorum is present, the alternative for the frequency of votes on named executive officer compensation receiving the greatest number of votes from shares of Class A Common Stock of Envoy Medical represented at the Annual Meeting, either in person or by proxy, and entitled to vote relative to the votes cast for the other alternatives will be deemed the alternative recommended by the stockholders. This vote is advisory and is not binding on the Company, the Board, or the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR “ONE YEAR” AS THE FREQUENCY FOR THE VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Our Board believes that adherence to good corporate governance principles is essential to running our business efficiently, to maintaining our integrity in the marketplace, and to ensuring that the Company is managed for the long-term benefit of our stockholders. The Board recognizes that maintaining and ensuring good corporate governance is a continuous process. Our Board has adopted the Code of Business Conduct and Ethics of Envoy Medical, Inc. (the “Code of Ethics”) and a charter for each standing committee of the Board. The Code of Ethics and the Charters of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, as amended from time to time, are available on the Company’s website at ir.envoymedical.com/ and will be provided in printed form to any stockholder who requests them from us. Requests should be directed to Corporate Secretary, Envoy Medical, Inc., 4875 White Bear Parkway, White Bear Lake, MN 55110.

Board of Directors

Our Bylaws provide that the size of our Board will be determined from time to time by resolution of our Board. Under our Bylaws, our Board is divided into three classes, each of which director class is elected for staggered three year terms. Each director serves until the director’s successor is elected, or until the earlier death, resignation or removal of the director. Our Bylaws provide that members of our Board will be elected by a plurality vote of our stockholders.

Director Independence

The Board has determined that each of Chuck R. Brynelsen, Michael Crowe, Susan J. Kantor, Mona Patel, and Janis Smith-Gomez qualifies as an independent director under the Nasdaq Listing Rules. In evaluating independence, the Board considered all relevant relationships affecting director independence.

Board Leadership Structure

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our Bylaws and Principles of Corporate Governance do not restrict the Board’s ability to combine or separate the positions of Chairman of the Board and Chief Executive Officer. The roles of Chair of the Board and Chief Executive Officer are held by different individuals. At this time, our Board believes that this structure provides an efficient and effective leadership model for our Company, facilitates efficient and open communication between our directors and management team, and helps to involve our other independent Board members in Board activities and decision making.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Risk Oversight

The Board oversees risk management related to the Company and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, stockholder engagement, corporate reputation, and ethical business practices. The Board discharges various aspects of its oversight responsibilities through its standing committees, which in turn report to the Board regularly regarding their activities. The Audit Committee represents the Board by periodically reviewing the Company’s accounting, reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the Audit Committee will review and discuss all significant areas of the Company’s business and summarize for the Board all areas of risk and the appropriate mitigating factors. The nominating and corporate governance committee provides oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The Compensation Committee reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. In addition, the Board receives periodic detailed operating performance reviews from management.

Code of Ethics and Certain Restrictions on Stock Transactions

Our Board has adopted a code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our code of business conduct and ethics and corporate governance guidelines are available under the Corporate Governance Section of our website at ir.envoymedical.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of our code of business conduct and ethics. The reference to our website address does not constitute incorporation by reference of the information contained in or available or accessible through our website, and you should not consider it to be a part of this Proxy Statement.

Additionally, under our Insider Trading Policy, executive officers and directors are prohibited from holding Envoy Medical securities in a “margin” account and from engaging in hedging and other monetization transactions, such as such as prepaid variable forwards, equity swaps, collars and exchange funds, involving our securities.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Following completion of the Business Combination and through the end of 2023, our Board met two times. During 2023, all directors attended in person or via video conference at least 75% of the meetings that occurred during each director’s service on the Board.

The standing committees of our Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Following completion of the Business Combination and through the end of 2023, the Audit Committee met two times, the Compensation Committee met two times, and the Nominating and Corporate Governance Committee did not hold a meeting. All directors attended at least 75% of the meetings of each committee on which they served.

Executive Sessions; Attendance at Annual Meeting of Stockholders

The independent members of the Board regularly meet outside the presence of management. The Audit Committee has adopted a policy of meeting in executive session, without management being present, on a regular basis. During 2023 and following the closing of the Business Combination, the members of the Audit Committee met in executive session once.

The Board’s policy is that each member of the Board should attend our annual meetings of stockholders whenever practical. The Company has not previously held an annual meeting based on the rules applicable to Anzu prior to the Business Combination.

Audit Committee

We have established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The primary duties and responsibilities of our Audit Committee are to oversee (1) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (2) our systems of internal controls; (3) our Code of Ethics; and (4) our compliance with legal and regulatory requirements. In addition, our Audit Committee appoints and monitors the independence, qualifications and performance of our independent auditors, provides an avenue of communication between our independent auditors, management and the Board, and reviews and approves related party transactions as required by the Nasdaq Listing Rules.

Ms. Kantor, Ms. Patel, and Ms. Smith-Gomez are the members of our Audit Committee. The members of the Audit Committee are “independent directors” as that term is defined in Rules 5605(a)(2) and 5605(c)(2)(A) of the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. The Board has determined that Ms. Kantor is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Listing Rules.

Compensation Committee

We have established a Compensation Committee, which sets the compensation of our chief executive officer and other executive officers. The Compensation Committee also approves the issuance of stock options and other awards that may be granted under our equity compensation plans. Additionally, the Compensation Committee reviews and evaluates, on an annual basis, the Compensation Committee charter and performance.

Our Compensation Committee has approved the compensation arrangements currently in place for our named executive officers. The Compensation Committee evaluates the performance of our Chief Executive Officer and determines his compensation based on this evaluation without our Chief Executive Officer present during voting or deliberations on his compensation. With respect to the other named executive officers, the Compensation Committee considers the recommendations of our Chief Executive Officer as to performance evaluations and recommended compensation arrangements.

The Compensation Committee may approve executive compensation arrangements or, in its discretion, may recommend such matters to the full Board for approval. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee.

Ms. Patel, Mr. Brynelsen, and Mr. Crowe are the members of our Compensation Committee. The members of the Compensation Committee are “independent directors” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

We have established a Nominating and Corporate Governance Committee. Ms. Smith-Gomez, Ms. Kantor, and Mr. Brynelsen are the members of our Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are “independent directors” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. The principal functions of the Nominating and Corporate Governance Committee are to:

•        identify and evaluate potential candidates for the Board and committee positions;

•        recommend to the Board a slate of nominees for election as directors at our annual meetings of stockholders;

•        recommend to the Board individuals to be appointed to the Board in connection with vacancies or newly created director positions and the termination of directors for cause or other appropriate reasons;

•        review the size and composition of the Board and its committees;

•        make recommendations to the full Board regarding director compensation;

•        oversee our corporate governance practices; and

•        develop, recommend and oversee an annual evaluation process for the Board and management.

QUALIFICATIONS OF CANDIDATES FOR ELECTION TO THE BOARD

The Nominating and Corporate Governance Committee identifies and recommends candidates it believes are qualified to stand for election as directors of Envoy Medical or to fill any vacancies on the Board. In identifying director candidates, the Nominating and Corporate Governance Committee may retain third party search firms.

In order to evaluate and identify director candidates, the Nominating and Corporate Governance Committee considers the suitability of each director candidate, including the current members of the Board, in light of the current size, composition and current perceived needs of the Board. The Nominating and Corporate Governance Committee seeks highly qualified and experienced director candidates and considers many factors in evaluating such candidates, including issues of experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, and conflicts of interest. In particular, the Board will consider the manner in which a nominee’s appointment would impact the overall composition of the Board with regard to diversity of viewpoint, professional experience, education, skill, race, ethnicity, gender identity, sexual orientation, and national origin. The Nominating and Corporate Governance Committee does not assign any particular weight or priority to any of these factors.

The Nominating and Corporate Governance Committee may review director candidates by reviewing information provided to it, through discussions with persons familiar with the candidate, or other actions that the Nominating and Corporate Governance Committee deems proper. After such review and consideration, the Nominating and Corporate Governance Committee designates any candidates who are to be interviewed and by whom they are to be interviewed. After interviews, the Nominating and Corporate Governance Committee recommends for Board approval of any new directors to be nominated.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to nominate a qualified candidate for the 2025 annual meeting must submit such nomination in writing to our Corporate Secretary, Envoy Medical, Inc., 4875 White Bear Parkway, White Bear Lake, MN 55110, in accordance with the stockholder proposal requirements summarized under “Stockholder Proposals” below.

NASDAQ BOARD DIVERSITY RULES AND MATRIX

On August 6, 2021, the SEC approved new board diversity rules for Nasdaq-listed companies. We are required to disclose on an annual basis our directors’ voluntary, self-identified demographic information using a standardized board diversity matrix (“Board Diversity Matrix”). To comply with this requirement, the following Board Diversity Matrix provides the self-identified demographic information for our directors as of October 4, 2024. Each of the categories listed in the table below has the meaning as set forth in Nasdaq Rule 5605(f).

Board Diversity Matrix
	As of October 4, 2024
Total Number of Directors	7
	Female	Male	Non-Binary
Part I: Gender Identity
Directors	3	4	0
Part II: Demographic Background
African American or Black	1	0	0
Alaskan Native or Native American	0	0	0
Asian	1	0	0
Hispanic or Latinx	0	0	0
Native Hawaiian or Pacific Islander	0	0	0
White	1	4	0
Two or More Races or Ethnicities	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

In addition, the board diversity rules require that our Board have at least one diverse director that self-identifies as female, LGBTQ+, and/or an underrepresented minority, and by September 29, 2026, two diverse directors (including at least one that self-identifies as female and another who self-identifies as female, LGBTQ+, and/or an underrepresented minority). If we do not meet these criteria, we will be required to disclose the reasons for non-compliance. We currently meet such requirement and intend to meet the requirements on the specified deadlines, provided that no assurances can be made that we will be able to attract and retain one or more directors meeting such requirements. Please note that the specific requirements and deadlines for the Nasdaq diversity rules vary depending on whether we continue to qualify as a smaller reporting company and the specific filing dates of the applicable proxy statement for our annual meetings, and as such, the preceding summary of the rules is subject to change from time to time.

BOARD OF DIRECTORS VACANCIES

Our Bylaws authorize only our Board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board is permitted to be set only by a resolution adopted by our Board. These provisions prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board but promotes continuity of management.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our stockholders may contact our Board, or any committee of our Board, by regular mail at Secretary, Envoy Medical, Inc., 4875 White Bear Parkway, White Bear Lake, MN 55110. All communications will be reviewed by management and, if appropriate to the duties and responsibilities of the Board, forwarded to the appropriate director or directors or to the full Board, as appropriate.

DIRECTOR COMPENSATION

The Company has approved and implemented a compensation program for its non-employee directors pursuant to which it pays its directors annual cash retainers for board and committee service. The Company also intends to grant an annual award to non-employee directors of shares of restricted stock. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the Envoy Medical, Inc. 2023 Equity Incentive Plan. All directors will also be reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors.

The director compensation plan will be designed to attract and retain the most qualified individuals to serve on the Board in line with that of other public companies of a similar size. The Board, on the recommendation of our Compensation Committee, is responsible for reviewing and approving any changes to the directors’ compensation arrangements.

The table below sets forth the compensation paid to our non-employee directors during the fiscal year ended December 31, 2023. Other than as described below, none of our non-employee directors received any other compensation in the year ended December 31, 2023. Mr. Crowe was not a director during the year ended December 31, 2023.

Name	Fees Earned/Paid in Cash ($)(1)	Option Awards ($)(2)	Other Compensation ($)	Total Compensation ($)
Charles R. Brynelsen(3)	$25,000	$99,167	—	$124,167
Susan Kantor	$25,000	$99,167	—	$124,167
Mona Patel(3)	$10,000	$39,667	—	$49,667
Janis Smith-Gomez(3)	$10,000	$39,667	—	$49,667
Glen A. Taylor(3)(4)	$—	—	—	$—

____________

(1)      Reflects cash retainers earned from September 29, 2023 to December 31, 2023.

(2)      The amounts shown in this column represent the grant date fair values of option awards granted in 2023 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 718.

(3)      Appointed to the Board effective as of September 29, 2023.

(4)      Mr. Taylor waived any director compensation based on his status as majority holder of our Class A Common Stock.

Security Ownership of Certain Beneficial Owners, Executive Management and Directors

The following table sets forth information known to us regarding the beneficial ownership of the Class A Common Stock as of September 30, 2024 by:

•        each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Class A Common Stock;

•        each current named executive officer and director of the Company; and

•        all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A Common Stock.

The information below is based on an aggregate of 19,618,492 shares of Class A Common Stock issued and outstanding as of September 30, 2024. The table below does not reflect any possible redemptions from funds which acquired Class A Common Stock in the public markets and have not yet filed a corresponding Schedule 13G reflecting a change in ownership. In addition, the information below includes shares of Class A Common Stock issuable upon exercise of Shortfall Warrants and conversion of Series A Preferred Stock. Such shares are deemed outstanding for computing the percentage of the person holding such shares, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Class A Common Stock(2)
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Five percent holders:
Anzu SPAC GP I LLC(3)	5,043,478	22.3%
Entities Affiliated with Meteora Capital, LLC(4)	3,964,406	9.9%
Named Executive Officers and Directors:
Brent T. Lucas(5)	955,531	4.7%
David R. Wells(6)	152,735	*
Charles R. Brynelsen(6)	52,517	*
Michael Crowe	0	—
Susan J. Kantor(7)	57,552	*
Mona Patel(8)	18,021	*
Janis Smith-Gomez(6)	13,021	*
Glen A. Taylor(9)	12,659,614	57.6%
All current directors and executive officers as a group (8 persons)(10)	13,908,991	60.5%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Unless otherwise noted, the business address of each of the beneficial owners is c/o Envoy Medical, Inc., 4875 White Bear Pkwy, White Bear Lake, MN 55110.

(2)      Includes shares of Class A Common Stock issuable upon exercise of Shortfall Warrants and conversion of Series A Preferred Stock. Such shares are deemed outstanding for computing the percentage of the person holding such shares, but are not deemed outstanding for computing the percentage of any other person. Each Shortfall Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $10.46 per share, subject to adjustment. Shares of Series A Preferred Stock may be converted into shares of Class A Common Stock based on a conversion price of $11.50 per share, subject to certain customary adjustments in the event of certain events affecting the price of Class A Common Stock. Upon conversion, each share of Series A Preferred Stock will convert into a number of shares of Class A Common Stock equal to the quotient of (a) the Original Issuance Price divided by (b) the Conversion Price as of the Conversion Date.

(3)      Beneficial ownership reflects information reported by Anzu SPAC GP I LLC (“Anzu GP”) in a Form 4 filed by Anzu GP on October 3, 2023. Anzu GP’s beneficial ownership includes (i) 2,000,000 shares of Class A Common Stock held by Anzu GP directly upon the closing of the Business Combination (1,000,000 of which remain unvested and subject to forfeiture and will vest upon the FDA approval of the Acclaim CI or upon a change of control of the Company), (ii) 2,173,913 shares of Class A Common Stock issuable upon the conversion of 2,500,000 shares of Series A Preferred Stock received by Anzu GP in a private exchange offer for 2,500,000 shares of Anzu Class B Common Stock and (iii) 869,565 shares of Class A Common Stock issuable upon the conversion of an aggregate of 1,000,000 shares of Series A Preferred Stock, which were issued to AICP III L.P., Anzu Industrial Capital Partners III, L.P. and Anzu Industrial Capital Partners III QP, L.P., each an affiliate of Anzu GP, pursuant to the Subscription Agreement. Whitney Haring-Smith, David Seldin and David Michael share voting and investment control over shares held by Anzu GP by virtue of their shared control of Anzu GP. The business address of Anzu GP is 12610 Race Track Road, Suite 250 Tampa, FL 33626.

(4)      Includes (i) 28,416 shares of Class A Common Stock held directly by Meteora Capital Partners, LP, (ii) 20,425 shares of Class A Common Stock held directly by Meteora Select Trading Opportunities Master, LP, (iii) 9,453 shares of Class A Common Stock held directly by Meteora Special Opportunity Fund I, LP, (iv) 1,030 shares of Class A Common Stock held directly by Meteora Strategic Capital, LLC, (v) 3,855,894 shares of Class A Common Stock issuable upon the exercise of the Shortfall Warrants held directly by the Meteora FPA Parties, (vi) 26,142 shares of Class A Common Stock held directly by Boothbay Absolute Return Strategies, LP and (vii) 23,046 shares of Class A Common Stock held directly by Boothbay Diversified Alpha Master Fund, LP (collectively, the “Meteora Funds”). Meteora Capital, LLC serves as investment manager to the Meteora Funds. Vik Mittal serves as the Managing Member of Meteora Capital, LLC. The Meteora FPA Parties are subject to a blocker which prevents them from exercising their Shortfall Warrants to the extent that, upon such exercise, the Meteora Funds would collectively beneficially own in excess of 9.99% of shares of Class A Common Stock outstanding as a result of the exercise.

(5)      Includes (i) 195,615 shares of Class A Common Stock held directly by Mr. Lucas, (ii) 739,233 shares of Class A Common Stock issuable upon exercise of stock options, (iii) 1,972 shares of Class A Common Stock held by Mr. Lucas’s spouse, (iv) 5,991 shares of Class A Common Stock held by the Brent T. Lucas Irrevocable Trust of which Mr. Lucas is a beneficiary and (v) 12,720 shares of Class A Common Stock held by the Brent T. Lucas Family Education Trust of which Mr. Lucas’ children are beneficiaries and Mr. Lucas is a trustee.

(6)      Represents shares issuable upon exercise of stock options.

(7)      Includes 32,552 shares issuable upon exercise of stock options.

(8)      Includes 13,021 shares issuable upon exercise of stock options.

(9)      Includes (i) 2,953,607 shares of Class A Common Stock held by Mr. Taylor directly, (ii) 2,526,058 shares of Class A Common Stock held by Taylor Sports Group of which Mr. Taylor is the owner and chairman, (iii) 4,810,384 shares of Class A Common Stock held by GAT Funding, LLC (“GAT”), which Mr. Taylor controls, (iv) 869,565 shares of Class A Common Stock issuable upon the conversion of 1,000,000 shares of Series A Preferred Stock, which were issued to GAT pursuant to the convertible promissory note that the Company entered into with GAT Funding, LLC concurrently with the Business Combination Agreement, and (v) 1,500,000 shares of Class A Common Stock issuable upon exercise of stock purchase warrants held by GAT, which were issued in connection with debt financing provided by GAT to the Company.

(10)    Includes an aggregate of 3,372,644 shares issuable upon exercise of stock options and warrants.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold, and their current age. Our executive officers are appointed by our Board of Directors to hold office until their successors are elected or their earlier death, resignation or removal.

Name	Age	Positions
Brent T. Lucas	42	Chief Executive Officer; Director
David R. Wells	62	Chief Financial Officer

For biographical information about Mr. Lucas, please refer to Proposal 1 entitled “Election of Directors.” Biographical information about Mr. Wells as follows:

David R. Wells, Chief Financial Officer

David R. Wells has served as our Chief Financial Officer since the closing of the Business Combination. He possesses over 30 years of experience in finance, operations and administrative positions. While mainly focused on medical and technology companies, Mr. Wells has also worked in the water treatment, supply-chain management, manufacturing and professional services industries. In December 2022 Mr. Wells joined the Board of Directors of Heart Test Laboratories, Inc. (dba ‘HeartSciences’, NASDAQ: HSCS), which is developing a cardiac device which seeks to bridge today’s “diagnostic gap” in cardiac care by providing effective front-line solutions that assist in the detection of heart disease in at-risk patients. From June 2021 to September 2022, Mr. Wells served as Chief Financial Officer of GHS Investments, LLC, a privately held “super value” fund focused on investing in small-to-mid cap companies. From June 2014 to June 2021 he served as the Chief Financial Officer of ENDRA Life Sciences (Nasdaq: NDRA), a publicly traded clinical diagnostics technology company. Mr. Wells directed ENDRA’s initial public offering and subsequently helped raise an additional $55 million across multiple transactions. Also, in June 2021 David founded Atlas Bookkeeping, LLC, a technology-based financial services firm that provides bookkeeping and reporting services for emerging growth and small cap public and privately held companies. Mr. Wells holds an MBA from Pepperdine University and a BS in Finance and Entrepreneurship from Seattle Pacific University.

EXECUTIVE COMPENSATION

The policies of the Company with respect to the compensation of its executive officers are administered by the Board in consultation with the Compensation Committee. We may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. We intend to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the Company and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

For the year ended December 31, 2023, our named executive officers were Brent T. Lucas, our Chief Executive Officer, and David R. Wells, our Chief Financial Officer, and for the year ended December 31, 2022, our named executive officer was Brent T. Lucas, our Chief Executive Officer. As required by SEC rules, our named executive officers also include the following individuals who were former officers of Anzu until the closing of the Business Combination: Whitney Haring-Smith, who served as Chief Executive Officer, and Daniel Hirsch, who served as Chief Financial Officer. Neither of them received any employee compensation during the fiscal years ended December 31, 2023 or 2022 and, as a result, this section is focused on the compensation of our current named executive officers.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Nonequity Incentive Compensation ($)	All Other Compensation ($)	Total ($)
Brent T. Lucas	2023	$303,658	$1,395,866	—	—	$1,699,524
Chief Executive Officer and director	2022	$241,221	—	$24,075	—	$265,296
David R. Wells	2023	$118,239	$465,289	—	—	$583,528
Chief Financial Officer	2022	—	—	—	—	—

____________

(1)      The amounts shown in this column represent the grant date fair values of option awards granted in 2023 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 718. Refer to “Note 12 — Stock-Options” in the audited financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the assumptions used in calculating the award amount.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by Envoy Medical’s named executive officers as of December 31, 2023:

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable Options (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Brent T. Lucas	10/15/2023	672,030	(1)	207,719	(1)	$2.40	10/15/2033
David R. Wells	10/15/2023	0		293,250	(2)	$2.40	10/15/2033

____________

(1)      Options to purchase 659,811 shares vest on October 15, 2023, and the remaining 219,938 shares vest pro rata on the 15th of each month thereafter for 36 consecutive months.

(2)      Options to purchase 73,313 shares vest on October 15, 2024, and the remaining 219,937 shares vest pro rata on the 15th of each month thereafter for 36 consecutive months.

Narrative Disclosure to Summary Compensation Table

The primary element of compensation for Envoy Medical’s named executive officers is base salary. Named executive officers may also be eligible from time to time to be awarded annual performance bonuses and may be issued stock options or other stock-based compensation. Envoy Medical’s named executive officers further participate in employee benefit plans and programs that Envoy Medical offers to its other employees, as described below. Envoy Medical’s executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of Envoy Medical’s stockholders.

Annual Base Salaries

The base salaries of Envoy Medical’s named executive officers are subject to periodic review by the Compensation Committee of the Board. Mr. Lucas received base salaries of $303,658 and $241,221 for 2023 and 2022, respectively. Mr. Wells received a base salary of $118,239 for 2023, which was annualized based on the portion of the year served.

Non-Equity Incentive Compensation

Envoy Medical’s named executive officers may be awarded an annual bonus in the discretion of the Compensation Committee. For 2023, neither of Mr. Lucas nor Mr. Wells was paid an annual bonus. For 2022, the annual bonus of $24,075 was paid to Mr. Lucas based on success in the development of the Acclaim CI.

Executive Officer Employment Agreements

Brent T. Lucas

On October 16, 2023, the Company entered into a written employment agreement (the “Lucas Employment Agreement”) with its Chief Executive Officer, Brent T. Lucas. The Lucas Employment Agreement has an initial term of five years, subject to automatic renewal for an additional one-year terms unless either party provides 90 days’ written notice of non-renewal. The Lucas Employment Agreement provides for an initial base salary of $400,000 annually, subject to periodic review and increase by the Compensation Committee. The base salary may not be decreased unless it is part of a salary reduction applicable to all employees or all management employees, and with Mr. Lucas’ consent.

Under the Lucas Employment Agreement, Mr. Lucas is entitled to participate in the restricted stock unit or other long-term equity incentive compensation plan, program or arrangement (“Incentive Compensation”) expected to be adopted by the Company and generally made available to the Company’s executive officers.

If the Company terminates Mr. Lucas’s employment for any reason (i) other than “Cause;” (ii) other than death; (iii) other than “Disability;” or if Mr. Lucas resigns for “Good Reason,” the Company will pay him (v) earned but unpaid salary, and earned but unpaid Incentive Compensation, if applicable as of the date of termination of the Lucas Employment Agreement; (w) the benefits, if any, to which he is entitled as a former employee; (x) continuation of health insurance coverage for two years (or until he is covered under the health insurance of a new employer); (y) payment for the cost of an executive search firm reasonably selected by Mr. Lucas; and (z) a continuation of base salary for one year after the date of termination, payable monthly.

In the event of Mr. Lucas’s death or Disability (as defined in the Lucas Employment Agreement), the Company will pay Mr. Lucas or his surviving beneficiary (i) in a lump sum within thirty days following the date of his death or termination for Disability, any other benefits to which Mr. Lucas is then entitled under the Company’s applicable benefit plans and programs as of such date, and (ii) in a lump sum within thirty days following the date of his death or termination for Disability, his earned but unpaid salary as of such date. In addition, in the event the Lucas Employment Agreement is terminated for Disability, Mr. Lucas shall receive severance pay with an aggregate value equal to the sum of one year of his base salary at the rate in effect on the date of such termination for Disability.

David R. Wells

On August 15, 2023, the Company entered into a written employment agreement (the “Wells Employment Agreement”) with its Chief Financial Officer, David R. Wells. The Wells Employment Agreement has an initial term of three years with automatic renewal for additional one-year terms unless either party provides 90 days’ written notice of non-renewal. The base salary for the Wells Employment Agreement is $315,000 and may be increased by a vote of the Board or the Compensation Committee. Mr. Wells’ base salary may not be adjusted downward unless it is part of a salary reduction applicable to all employees or all management employees and with Mr. Wells’ written consent. Mr. Wells is also entitled to receive Incentive Compensation.

If the Company terminates Mr. Wells’ employment for any reason (i) other than “Cause;” (ii) other than death; (iii) other than “Disability;” or if Mr. Wells resigns for “Good Reason,” the Company will pay him (x) earned but unpaid salary, and earned but unpaid Incentive Compensation, if applicable as of the date of termination of the Employment Agreement; (y) the benefits, if any, to which he is entitled as a former employee; and (z) a continuation of base salary for one year following the date of termination, payable monthly. In the event of Mr. Wells’ death or Disability (as defined in the Wells Employment Agreement), the Company will pay Mr. Wells or his surviving beneficiary (i) in a lump sum within thirty days following the date of his death or termination for Disability, any other benefits to which Mr. Wells is then entitled under the Company’s applicable benefit plans and programs as of such date, and (ii) in a lump sum within thirty days following the date of his death or termination for Disability, his earned but unpaid salary as of such date. In addition, in the event the Employment Agreement is terminated for Disability, Mr. Wells shall receive severance pay with an aggregate value equal to the sum of one year of his base salary at the rate in effect on the date of such termination for Disability.

Compensation Committee Interlocks and Insider Participation

As a smaller reporting company, we are not required to provide disclosure pursuant to this item.

Compensation Committee Report

As a smaller reporting company, we are not required to provide disclosure pursuant to this item.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2023 Equity Incentive Plan	1,300,256	(1)	$2.40	2,699,744	(2)
2023 Employee Stock Purchase Plan	—		—	300,000
Equity compensation plans not approved by security holders	—		—	—
Total	1,300,256		$2.40	2,999,744

____________

(1)      Represents options to purchase 1,300,256 shares of Class A Common Stock.

(2)      4,000,000 shares of Class A Common Stock have been authorized for issuance pursuant to awards under the 2023 Equity Incentive Plan, provided that until the Acclaim CI obtains FDA approval, the aggregate number of shares of Class A Common Stock that may be issued pursuant to awards under the Equity Incentive Plan will be 2,500,000 shares.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2023, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were timely complied with, other than Form 3 and Form 4 filed by Barclays PLC on March 31, 2023 in relation to the acquisition of Units to purchase Class A Ordinary Shares and Redeemable Warrants of Anzu acquired prior to the closing of the Business Combination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, since January 1, 2022, there were no related party transactions arising or existing requiring disclosure under applicable Nasdaq Listing Rules or SEC rules and regulations.

Envoy Medical Related Party Transactions

Debt Financings

On February 27, 2024, the Company issued a promissory note (the “February Note”) with a principal amount of up to $10,000,000 to GAT Funding, LLC (“GAT”), an entity controlled by Glen Taylor, who is a member of the Company’s board of directors and controlling stockholder of the Company. The February Note has a five-year term and matures on February 27, 2029. The principal amount drawn bears interest at a rate of 8.0% per annum and is paid quarterly in arrears after the second anniversary of the February Note. Interest will accrue and not be paid for the first two years of the term, and will compound and be added to the principal balance of the February Note on the first and second anniversary of the February Note. The Company may prepay the accrued interest and principal of the February Note without penalty, with 10 days’ notice. The Company drew $5,000,000 under the February Note on February 27, 2024, $2,500,000 on May 24, 2024, and $2,500,000 on July 22, 2024. The Company has not made any payments under the February Note, which has a $10,000,000 principal balance as of September 30, 2024.

As a commitment fee, the Company agreed to issue GAT warrants to purchase 250,000 shares of its Class A Common Stock for each $2,500,000 of principal funded under the February Note. The warrants have an exercise price equal to the closing price on the date of funding of the applicable tranche and a termination date as of the third anniversary of the initial closing under the February Note for all warrants. The Company has issued GAT warrants to purchase 500,000 shares of Class A Common Stock at an exercise price of $1.24 per share on February 27, 2024, warrants to purchase 250,000 shares of Class A Common Stock at an exercise price of $3.04 per share on May 24, 2024, and warrants to purchase 250,000 shares of Class A Common Stock at an exercise price of $2.25 per share on July 22, 2024.

On August 27, 2024, the Company issued an additional promissory note (the “August Note”) with a principal amount of up to $10,000,000 to GAT. The August Note has a five year term and matures on August 27, 2029. The principal amount drawn bears interest at a rate of 8.0% per annum and is paid quarterly in arrears after the second anniversary of the August Note. Interest will accrue and not be paid for the first two years of the term, and will compound and be added to the principal balance of the August Note on the first and second anniversary of the August Note. The Company may prepay the accrued interest and principal of the August Note without penalty, with 10 days’ notice. The Company drew $5,000,000 under the August Note on July 22, and $5,000,000 remains available to be drawn by the Company as needed. The Company has not made any payments under the August Note, which has a $5,000,000 principal balance as of September 30, 2024.

As a commitment fee, the Company agreed to issue GAT warrants to purchase 250,000 shares of its Class A Common Stock for each $2,500,000 of principal funded under the August Note. The warrant has an exercise price equal to the closing price on the date of funding of the applicable tranche and a termination date as of the third anniversary of the initial closing under the August Note for all warrants. The Company issued GAT warrants to purchase 500,000 shares of Class A Common Stock at an exercise price of $2.97 per share on August 27, 2024.

Subscription Agreement

On April 17, 2023, Anzu entered into the Subscription Agreement with Anzu SPAC GP I LLC (the “Sponsor”) pursuant to which the Company issued, and AICP III L.P., Anzu Industrial Capital Partners III, L.P. and Anzu Industrial Capital Partners III QP, L.P. (collectively, the “PIPE Investors”), each an affiliate of the Sponsor, purchased, concurrently with the closing of the Business Combination, an aggregate of 1,000,000 shares of Series A Preferred Stock in a private placement at a price of $10.00 per share for an aggregate purchase price of $10,000,000. The PIPE Investors have certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggy-back rights, pursuant to the A&R Registration Rights Agreement (as described below) with respect to shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock.

Registration Rights and Lock-Up Agreement

On September 29, 2023, the Company, the Sponsor, certain former shareholders of Legacy Envoy Medical and certain other stockholders of Anzu entered into the Amended and Restated Registration Rights and Lock-Up Agreement (the “A&R Registration Rights Agreement”) pursuant to which the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our Class A Common Stock (including shares of Class A Common Stock issuable upon the exercise of Warrants and upon the conversion of shares of Series A Preferred Stock) and other equity securities of the Company that are held by parties thereto from time to time. In certain circumstances, various parties to the A&R Registration Rights Agreement will also be entitled to customary demand and/or piggyback registration rights, in each case subject to certain limitations set forth in the A&R Registration Rights Agreement. In addition, the A&R Registration Rights Agreement provides that we will pay certain expenses relating to such registrations and indemnify the security holders against certain liabilities. The rights granted under the A&R Registration Rights Agreement supersede any prior registration, qualification or similar rights of the parties with respect to the Company’s securities, and all such prior agreements have been terminated.

In addition, GAT and Glen Taylor agreed not to transfer their shares of our Class A Common Stock during the Lock-Up Period, as defined in the A&R Registration Rights Agreement, except to certain permitted transferees, subject to the terms and conditions contemplated by the A&R Registration Rights Agreement.

Indemnification Agreements

On September 29, 2023, in connection with the closing of the Business Combination and as contemplated by the Business Combination Agreement, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request.

Pre-Business Combination Anzu Related Party Transactions

Anzu Class B Common Stock

On December 30, 2020, the Sponsor purchased an aggregate of 7,187,500 shares of Anzu Class B Common Stock in exchange for a capital contribution of $25,000, or approximately $0.003 per share. On February 19, 2021, Anzu effected a stock dividend of 2,875,000 shares of Anzu Class B Common Stock to the Sponsor, resulting in the Sponsor and Anzu’s initial directors and officers at that time holding an aggregate of 10,062,500 shares of Anzu Class B Common Stock. In February 2021, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Teresa A. Harris, Priya Cherian Huskins and Susan J. Kantor, certain of Anzu’s independent directors at that time, resulting in the Sponsor holding 9,987,500 shares of Anzu Class B Common Stock. On March 1, 2021, Anzu effected a stock dividend of 2,012,500 shares of Anzu Class B Common Stock to the Sponsor, resulting in the Sponsor and Anzu’s directors and officers at that time holding an aggregate of 12,075,000 shares of Anzu Class B Common Stock. The Anzu Class B Common Stock included an aggregate of up to 1,575,000 shares that were subject to forfeiture depending on the extent that the underwriters’ over-allotment option was exercised, so that the number of shares of Anzu Class B Common Stock would equal 20% of the issued and outstanding shares of Anzu’s common stock after Anzu’s initial public offering (the “IPO”). Prior to the initial investment in Anzu of $25,000 by the Sponsor, Anzu had no assets, tangible or intangible. The per share purchase price of the Anzu Class B Common Stock was determined by dividing the amount of cash contributed to Anzu by the aggregate number of shares of Anzu Class B Common Stock issued. On April 14, 2021, the Sponsor forfeited 1,450,000 shares of Anzu Class B Common Stock following the expiration of the unexercised portion of underwriters’ over-allotment option, resulting in 10,625,000 issued and outstanding shares of Anzu Class B Common Stock.

On August 1, 2022, the Sponsor transferred 25,000 shares of Anzu Class B Common Stock to each of Daniel J. Hirsch and Diane L. Dewbrey, certain of Anzu’s independent directors, resulting in the Sponsor holding 10,500,000 shares of Anzu Class B Common Stock. In addition, Mr. Hirsch, Ms. Huskins and Ms. Kantor each owns a less than 2% economic interest in the Sponsor.

Concurrently with the closing of the Business Combination, (i) the Sponsor forfeited 5,510,000 shares of Anzu Class B Common Stock, (ii) the Sponsor exchanged 2,500,000 shares of Class B Common Stock for 2,500,000 shares of Series A Preferred Stock in a private exchange offer, (iii) 2,490,000 shares of Anzu Class B Common Stock held by the Sponsor converted into 2,490,000 shares of Class A Common Stock, (iv) the Sponsor subsequently transferred an aggregate of 490,000 shares of Class A Common Stock to the Legacy Forward Purchasers and Extension Support Parties and (v) an aggregate of 125,000 shares of Anzu Class B Common Stock held by Anzu’s former independent directors converted into 125,000 shares of Class A Common Stock. The 4,298,913 shares of Class A Common Stock (assuming conversion of 2,500,000 shares of Series A Preferred Stock held by the Sponsor into 2,173,913 shares of Class A Common Stock) into which the remaining 4,625,000 shares of Anzu Class B Common Stock held by the Sponsor and Anzu’s former independent directors automatically converted in connection with the Business Combination, had an aggregate market value of approximately $16.8 million based upon the closing price of $3.91 per share of Class A Common Stock on the Nasdaq on March 27, 2024.

On March 1, 2021, in connection with the IPO, Anzu, the Sponsor and Anzu’s officers and directors entered into a letter agreement (the “Letter Agreement”) pursuant to which the Sponsor and Anzu’s officers and directors agreed, among other things, to certain transfer restrictions with respect to Private Placement Warrants, shares of Anzu Class B Common Stock and any shares of Class A Common Stock issued upon conversion or exercise thereof. On September 29, 2023, in connection with the closing of the Business Combination and as contemplated by the Business Combination Agreement, Anzu, the Sponsor and Anzu’s officers and directors entered into an amendment to the Letter Agreement (the “Letter Agreement Amendment”). The Letter Agreement Amendment provides that the shares of Class A Common Stock held by the parties to the Letter Agreement Amendment will be subject to the Lock-Up Period during which they have agreed, subject to certain restrictions, not to, directly or indirectly, sell, transfer or otherwise dispose of such shares of Class A Common Stock.

Private Warrants

Simultaneously with the consummation of the IPO, Anzu completed the private sale of an aggregate of 12,400,000 private warrants to the Sponsor at a purchase price of $1.00 per warrant, generating gross proceeds to Anzu, before expenses, of approximately $12,400,000. On April 14, 2021, simultaneously with the partial exercise of the underwriters’ over-allotment option, Anzu consummated the sale of an additional 100,000 private warrants, generating gross proceeds of $100,000. Concurrently with the closing of the Business Combination, the Sponsor forfeited all 12,500,000 outstanding private warrants pursuant to the Sponsor Support Agreement (as described below).

Anzu Related Party Notes

On December 30, 2020, Anzu issued an unsecured promissory note to the Sponsor, pursuant to which Anzu could borrow up to an aggregate principal amount of $300,000. The note was non-interest bearing and was payable on the earlier of (i) March 31, 2022 or (ii) the completion of the IPO. This loan was repaid upon completion of the IPO out of the offering proceeds that were not held in the Trust Account. The facility is no longer available.

In addition, on March 29, 2022, Anzu issued an unsecured promissory note to the Sponsor, pursuant to which the Sponsor provided $1,500,000 to Anzu as a working capital loan and on March 21, 2023, Anzu issued an unsecured promissory note to the Sponsor, pursuant to which the Sponsor provided $1,190,000 to Anzu as a working capital loan. Pursuant to the terms of the Sponsor Support Agreement, upon the closing of the Business Combination, the Sponsor waived its right to convert up to $1,500,000 of such loans that were convertible into warrants at a price of $1.00 per warrant at the option of the Sponsor, which would have been identical to the private warrants. Upon the closing of the Business Combination, the aggregate outstanding principal amount of $2,690,000 under the unsecured promissory notes was repaid to the Sponsor out of the proceeds of the Trust Account.

Administrative Services

Anzu paid an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of Anzu’s management team in a fixed amount of $40,521 per month. Anzu also paid consulting, success or finder fees to the Sponsor, officers, directors, initial stockholders or their affiliates in connection with the consummation of the Business Combination. Upon the closing of the Business Combination, the agreement terminated and Anzu ceased paying these monthly fees.

Diligence Services

Anzu agreed to pay or reimburse an affiliate of the Sponsor for certain fees and out-of-pocket expenses incurred in connection with activities on Anzu’s behalf such as performing due diligence on suitable business combination opportunities. There were amounts of $873,290 and $958,429 accrued for such fees and expenses as of June 30, 2023 and December 31, 2022, respectively. Anzu incurred $54,971 and $142,411 of such fees and expenses for the three months ended June 30, 2023 and 2022, respectively. Anzu incurred $201,549 and $385,706 of such fees and expenses for the six months ended June 30, 2023 and 2022, respectively. On June 30, 2023, Anzu Partners LLC waived $286,688 of such accrued fees and expenses. Upon the closing of the Business Combination, the agreement terminated and Anzu ceased paying such fees and expenses.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed, among other things, to vote to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby, to vote against any business combination proposal other than the Business Combination or other proposals that would impede or frustrate the Business Combination, to comply with the Business Combination Agreement’s prohibition on soliciting any alternative business combination transaction, in each case, subject to the terms and conditions of the Sponsor Support Agreement. In addition, upon the closing of the Business Combination, the Sponsor (i) forfeited 5,510,000 shares of Anzu Class B Common Stock, (ii) forfeited all 12,500,000 of the outstanding private warrants and (iii) exchanged 2,500,000 shares of Class B Common Stock for 2,500,000 shares of Series A Preferred Stock in a private exchange offer. The Sponsor has further agreed that any dividends arising from such Series A Preferred Stock held by the Sponsor shall accrue and not require timely payment at any time when the Company has less than $10,000,000 of net tangible assets. In addition, 1,000,000 shares of Class A Common Stock held by the Sponsor remain unvested and subject to forfeiture, and will vest upon the FDA’s approval of the Acclaim CI.

Legacy Envoy Medical Related Party Transactions

Convertible Debt Financing

On October 25, 2012, Legacy Envoy Medical entered into a Credit Agreement with GAT, which is an entity owned by Glen A. Taylor who was member of the Legacy Envoy Medical Board and is a current member of the Board, and who was a holder of more than 5% of Legacy Envoy Medical Common Stock and all of the outstanding shares of Legacy Envoy Medical Preferred Stock prior to the closing of the Business Combination. Pursuant to the terms of the Credit Agreement, Legacy Envoy Medical issued a convertible promissory note (the “GAT Convertible Note”), to GAT with a maximum aggregate principal amount of $64 million. The GAT Convertible Note provided for an interest rate of 4.5% and payment of principal and interest upon the maturity date of December 31, 2025. No payments of principal or interest were made on the GAT Convertible Note.

The Credit Agreement and the GAT Convertible Note were each amended from time to time to increase the principal amount Legacy Envoy Medical could have borrowed. Specifically, they were amended by the Third Amended and Restated Credit Agreement and Fourth Amended and Restated Convertible Promissory Note in July 2022 to increase the maximum principal amount to $64 million and by the Second Amended and Restated Credit Agreement and Third Amended and Restated Convertible Promissory Note in March 2021 to increase the maximum principal amount to $54 million. Legacy Envoy Medical’s obligations under the GAT Convertible Note were secured by a blanket lien against Legacy Envoy Medical’s assets.

Immediately prior to the consummation of the Merger, the outstanding principal and accrued interest under the GAT Convertible Note automatically converted into approximately 75.6 million shares of Legacy Envoy Medical Common Stock at a conversion price of $1.00 per share, which shares were subsequently exchanged for approximately 4.8 million shares of Class A Common Stock upon the closing of the Business Combination.

Legacy Envoy Medical Bridge Financing

Concurrently with the closing of the Business Combination, the Company, in exchange for the convertible promissory note, dated April 17, 2023, between Legacy Envoy Medical and GAT Funding, LLC (as amended to date, the “Legacy Envoy Medical Bridge Note”), issued 1,000,000 shares of Series A Preferred Stock to GAT, which was equal to the outstanding principal of the Legacy Envoy Medical Bridge Note, plus accrued and unpaid interest, divided by $10.00. GAT has certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggy-back rights, pursuant to the A&R Registration Rights Agreement (as described above) with respect to shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock.

Junior Notes

Legacy Envoy Medical was party to a junior convertible promissory note issued to Allen U. Lenzmeier Revocable Trust U/A dtd 11/29/2012 (the “Lenzmeier Trust”), of which Allen Lenzmeier, a former member of the Legacy Envoy Medical Board is a trustee and a beneficiary, in the principal amount of $500,000 (the “Junior Note”). The Junior Note provided for an interest rate of 4.5% per annum. Pursuant to an intercreditor agreement between the holder of the Junior Note and the holder of the GAT Convertible Note, payment of principal and interest on the Junior Note would have been made following repayment of amounts due under the GAT Convertible Note. No payments of principal or interest were made on the Junior Note.

Immediately prior to the consummation of the Business Combination, the outstanding principal and accrued interest under the Junior Note automatically converted into approximately 723,000 shares of Legacy Envoy Medical Common Stock at a conversion price of $1.00 per share, which shares were subsequently exchanged for approximately 46,000 shares of Class A Common Stock upon the closing of the Business Combination.

AUDIT COMMITTEE REPORT

Management is responsible for Envoy Medical’s financial reporting process, including the system of internal controls, and for preparing Envoy Medical’s financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by Envoy Medical’s management and the independent registered public accounting firm.

Following the completion of the Business Combination, the Audit Committee, consisting of Susan J. Kantor (Chair), Mona Patel, and Janis Smith-Gomez has held ten meetings. The meetings were designed to, among other things, facilitate and encourage communication among the Audit Committee, management and Envoy Medical’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”). The Audit Committee discussed with Grant Thornton the overall scope and plans for its 2023 audit. The Audit Committee met with Grant Thornton, with and without management present, to discuss the results of its examinations and its evaluations of Envoy Medical’s system of internal controls.

During the meetings held in 2023, the Audit Committee reviewed and discussed, among other things:

•        Envoy Medical’s financial statements, its Quarterly Reports on Form 10-Q, and any reports received from the independent registered public accounting firm;

•        recent accounting pronouncements and the Company’s significant accounting policies;

•        disclosure controls and procedures and internal controls over financial reporting; and

•        engagement of Envoy Medical’s independent registered public accounting firm.

In March 2024, the Audit Committee reviewed and discussed the 2023 audited financial statements and notes to the financial statements proposed for inclusion in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 with management and Grant Thornton, including a discussion of the application of accounting principles generally accepted in the United States, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also met with management and Grant Thornton to review, discuss, and approve for filing the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2023, March 31, 2024, June 30, 2024, including a discussion of the application of accounting principles generally accepted in the United States, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Each meeting to review and discuss the Company’s Annual and Quarterly Reports included executive sessions in which the Audit Committee held discussions with Grant Thornton outside the presence of management.

The Audit Committee also has discussed with our independent registered public accounting firm the firm’s independence from management, including whether the provision of non-audit services is compatible with maintaining the firm’s independence, and matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence and has discussed with such firm its independence.

Based on this review and prior discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that Envoy Medical’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC.

Audit Committee

Susan J. Kantor (Chair)
Mona Patel
Janis Smith-Gomez

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action by the stockholders at our next annual meeting, which will be our 2025 annual meeting, must satisfy the requirements set for in the advance notice provision under our Bylaws. To be timely submitted for our 2025 annual meeting, any such proposal must be delivered in writing to our Corporate Secretary at the principal executive offices of the Company between the close of business on July 17, 2025 and the close of business on August 16, 2025. If the date of the 2025 annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the first anniversary of the 2024 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the 2025 annual meeting and not later than the close of business on the later of the 90th day prior to the 2025 annual meeting or, if later, the 10th day following the day on which public announcement of the date of the 2025 annual meeting is first made. Notice sent to the Company must comply with the requirements set forth in the Company’s Bylaws. You are advised to review the Company’s Bylaws, and due to the complexity of the respective rights of the stockholders and the Company in this area, you are advised to consult with your legal counsel with respect to such rights.

In addition to satisfying the foregoing provisions of our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-9 under the Exchange Act no later than September 15, 2025, which is 60 days prior to the anniversary of the 2024 Annual Meeting.

In addition, any stockholder proposal intended to be included in the proxy statement for the 2025 annual meeting must also satisfy Rule 14a-8 of the Exchange Act and be received no later than June 6, 2024. If the date of the 2025 annual meeting is moved by more than 30 days from the first anniversary of the 2024 Annual Meeting, then notice must be received within a reasonable time before we begin to print and send proxy materials.

By Order of the Board of Directors:
/s/ Brent T. Lucas
Chief Executive Officer, Director

Dated: October 4, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON November 14, 2024.

The Notice, this Proxy Statement, and the Annual Report on Form 10-K are available at www.proxyvote.com and on the Investor Relations section of Envoy Medical’s website at ir.envoymedical.com.

ENVOY MEDICAL, INC. DELTA HOTELS BY MARRIOTT MINNEAPOLIS NORTHEAST 1330 INDUSTRIAL BOULEVARD NE MINNEAPOLIS, MN 55413 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V58013-Z88632 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date NOTE: Proposal 1 is to elect Michael Crowe and Mona Patel as Class I Directors to hold office until the earlier of the 2027 annual meeting of stockholders, the election of such director’s successor, or such director’s death, resignation or removal. 1. Election of Directors Nominees: 1a. Michael Crowe 1b. Mona Patel The Board of Directors recommends you vote FOR proposals 2 and 3: 2. To ratify the appointment of Grant Thornton LLP as Envoy Medical’s independent registered public accounting firm for the year ending December 31, 2024; 3. To approve, on an advisory basis, the Company’s named executive officer (NEO) compensation; and The Board of Directors recommends you vote 1 YEAR on proposal 4: 4. To recommend, on an advisory basis, the frequency of votes on named executive officer compensation. For Against Abstain The Board of Directors recommends you vote FOR the following: ENVOY MEDICAL, INC. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1 Year 2 Years 3 Years Abstain For Withhold

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com. V58014-Z88632 ENVOY MEDICAL, INC. ANNUAL MEETING OF SHAREHOLDERS NOVEMBER 14, 2024 AT 3:00 PM THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints Brent T. Lucas and David R. Wells, or either of them, as proxy or proxies with full power of substitution and revocation, to vote all common shares of Envoy of record in the name of the undersigned at the close of business on September 18, 2024 at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on November 14, 2024 at 3:00 p.m., Central Time at the Delta Hotels by Marriott Minneapolis Northeast, or any adjournment or postponements thereof, upon matters listed below. I authorize the proxy to vote at his or her discretion may dictate on the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side